EXHIBIT P

                               PURCHASE AGREEMENT


         This PURCHASE AGREEMENT, dated as of September 4, 1998 (the "Agreement"), is entered into by and among (i) First Virtual Holdings Incorporated, a Delaware corporation (the "Company"), and (ii) SOFTBANK Technology Ventures IV L.P., a Delaware limited partnership and SOFTBANK Holdings Inc., a Delaware corporation (each a "Purchaser" and, collectively, the "Purchasers").

         WHEREAS, the Company and the Purchasers desire that the Purchasers increase their ownership of the Company through the purchase of an aggregate of $4,000,000 in shares of Common Stock (the "Shares") from the Company.

         NOW, THEREFORE, the parties hereto agree as follows:

1.  Purchase and Sale

         (a) Upon the terms and subject to the conditions of this Agreement, each Purchaser, severally and not jointly, will purchase, and the Company will issue and sell to each Purchaser, the number of Shares equal to the dollar amount set forth opposite such Purchaser's name on Exhibit A hereto divided by the closing price of the Company's Common Stock as quoted on the Nasdaq National Market System on September 4, 1998, rounded to the nearest whole share. The consummation of such purchase and sale (the "Closing") shall occur following the satisfaction or waiver of the conditions set forth in Sections 5 and 6 hereto, at the Company offices at 4104 Sorrento Valley Boulevard, Suite 200, San Diego, CA 92121, or at such time and date as the Purchasers and the Company mutually agree (the "Closing Date").

         (b) At the Closing, the Company shall deliver to its transfer agent, American Stock Transfer & Trust Company, irrevocable written instructions to issue to each Purchaser a stock certificate representing the number of Shares to be purchased by such Purchaser as determined in 1(a) above, against payment by each Purchaser to the Company by wire transfer of the purchase price therefor in immediately available funds as set forth on Exhibit A.

2.  Representations and Warranties of the Company

         The Company represents and warrants to the Purchasers as follows:

         (a) Corporate Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware





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and has all power necessary to carry on its business as now being conducted. The
Company is duly qualified to do business and is in good standing in California and Texas and there is no other jurisdiction in which the failure to so qualify would have a material adverse effect on the business, financial condition or results of operations of the Company (a "Material Adverse Effect").

         (b) Execution, Delivery and Performance. The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. The Board of Directors of the Company has unanimously approved this Agreement and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

         (c) Capitalization. At the date hereof and as of the Closing, the authorized capitalization of the Company consists and will consist of 40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of August 31, 1998, the Company had 31,420,717 shares of Common Stock issued and outstanding and 5,639,471 shares of Common Stock reserved for issuance upon exercise of outstanding stock options and warrants, and a sufficient number of shares reserved for issuance pursuant to the Company's employee stock purchase plans. At the date hereof (i) the Company does not have outstanding any other capital stock, or options or warrants for or securities convertible into or exchangeable for any shares of capital stock, and (ii) no person has any right to subscribe for or to purchase any stock or options for or securities convertible into or exchangeable for any shares of capital stock.

         (d) Shares. All outstanding shares of the Company's capital stock have been duly and validly authorized and issued and are fully paid and non-assessable. The Shares when issued and delivered in accordance with the terms of this Agreement, will be duly and validly authorized and issued and will be fully paid and non-assessable.

         (e) SEC Documents. (i) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since December 31, 1996 (collectively, together with the Company's Registration Statement on Form S-1 (File No. 333-14573) in the form in which it became effective, the "'Company Reports"). As of their respective dates, the Company Reports and any such reports, forms and other documents filed by the Company with the SEC after the date of this Agreement and before the Closing (i) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, and the rules and regulations thereunder and (ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.



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              (ii) Each of the balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the financial position of the Company as of its date, and each of the statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or described in the notes thereto, under generally accepted accounting principles consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the balance sheet of the Company as of December 31, 1997 or June 30, 1998; (ii) liabilities or obligations arising in the ordinary course of business since December 31, 1997 and (iii) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect.

         (f) Absence of Certain Changes. Except as set forth in Schedule 2(f) hereto, since June 30, 1998, there has not been (i) any material adverse change in the Company's business, financial condition or results of operations or (ii) any material change in the Company's accounting principles, practices or methods.

         (g) Taxes. (i) The Company has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Material Adverse Effect. The Company has paid all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Company Reports reflect an adequate reserve for all taxes payable by the Company for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company that are not adequately reserved for. No tax audits of the Company by any federal, state, local or foreign tax authority are currently being conducted or, to the Company's knowledge, pending. No requests for waivers of the time to assess any taxes against the Company or any of its subsidiaries have been granted or are pending.

              (ii) As used in this Section 2(g), "taxes" shall include all Federal, state, local and foreign income, franchise, property, sales, use, excise and other



                                       -3-

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taxes, including obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

         (h) Intellectual Property. The Company owns, licenses or otherwise has the right to use all patents, trademarks, service marks, trade names and other intellectual property necessary to enable it to carry on its business as now conducted without, to the best of its knowledge, any conflict with or infringement of the rights of others.

         (i) No Conflict. The execution and delivery of this Agreement and the performance of the Company's obligations hereunder will not (a) violate or be in conflict with (i) any provision of law, (ii) any order, rule or regulation of any court or other governmental agency or authority binding on the Company or
(iii) any provision of the Certificate of Incorporation or By-Laws of the Company, (b) violate, be in conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material indenture, agreement, lease or other agreement or instrument to which the Company is a party or by which it or any of its properties is bound, or (c) result in the creation or imposition of any lien, charge or encumbrance upon any of its properties or assets.

         (j) Litigation. Except as disclosed in the Company Reports or as set forth in Schedule 2(j), there is no litigation or proceeding pending or, to the best of the Company's knowledge, threatened against the Company or its properties or business which is likely to have a Material Adverse Effect or which seeks to prevent the consummation of the transactions contemplated by this Agreement.

         (k) Employment Agreements. Except as listed in Schedule 2(k) (copies of which have heretofore been provided to the Purchasers), the Company is not a party to any employment agreement with any of its employees.

         (l) Employee Benefit Plans. Except for plans for which copies have heretofore been provided to the Purchasers, the Company does not maintain an employee benefit plan that is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended. There is no litigation or proceeding pending or, to the best of the Company's knowledge, threatened against any such plan or any administrator or fiduciary thereof.

         (m) Consents, etc. No consent, approval or authorization of or declaration or filing with any governmental authority or other persons or entities on the part of the Company is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except as otherwise contemplated by this Agreement.




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



         (n) Finders. There is no investment banker, broker, finder, consultant or similar intermediary that has been retained by, or is authorized to act on behalf of the Company who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

3.  Representations and Warranties of the Purchasers

         Each Purchaser, severally but not jointly, represents and warrants to the Company as follows:

         (a) Investment Representations.

               (i) Such Purchaser is acquiring the Shares for its own account for investment and not with a view to distribution.

              (ii) Such Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933 (the "Securities Act").

             (iii) Such Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.

              (iv) Such Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

               (v) Such Purchaser understands and acknowledges that (i) the Shares are being offered and sold to it without registration under the Securities Act by reason of reliance upon certain exemptions therefrom and (ii) the availability of such exemptions, depends in part on, the foregoing representations set forth in this Section 3(a).

         (b) Execution, Delivery and Performance. Such Purchaser has the corporate or partnership, as applicable, power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Purchaser and constitutes a valid and binding agreement of such Purchaser enforceable against it in accordance with its terms.

         (c) Consents, etc. No consent, approval or authorization of or declaration or filing with any governmental authority or other persons or entities on the part of such Purchaser is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

         (d) Finders. There is no investment banker, broker, finder, consultant or similar intermediary that has been retained by, or is authorized to act on behalf of, such Purchaser who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

4.  Covenants

         (a) Access. Upon reasonable notice, the Company shall afford Purchasers' officers, employees, counsel, accountants and other authorized representatives access, during normal business hours throughout the period prior to the Closing Date, to its properties, books, contracts and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Purchasers all information concerning its business, properties and personnel as the Purchasers or their representatives may reasonably request. The Purchasers shall not, and each of them shall cause its representatives not to, use any information obtained pursuant to this paragraph for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

         (b) Publicity. The Company and the Purchasers shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any federal or state governmental or regulatory agency or any self-regulatory organization with respect thereto.

         (c) Fulfillment of Conditions. Each of the Company and each Purchaser shall use reasonable efforts to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled on its part prior to or at the Closing Date.

         (d) Further Assurances. The Company shall use its reasonable efforts at any time and from time to time prior to, at and after the Closing to execute and deliver to the Purchasers such further documents and instruments and to take all such further actions as the Purchasers reasonably may request in order to convey and transfer the Shares to the Purchasers.

5.  Conditions Precedent to Obligations of the Purchasers

         The Purchasers' obligations under this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:




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         (a) No preliminary or permanent injunction or other binding order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the parties hereto shall use their best efforts to seek to obtain the removal of such injunction, order, decree or ruling.

         (b) All representations and warranties of the Company contained in this Agreement shall be true in all material respects at and as of the Closing Date as though made at such time (except where such representations and warranties speak as of an earlier date), and the Company shall have performed and complied in all material respects with all covenants, obligations and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

         (c) All corporate and other proceedings required to carry out the transactions contemplated by this Agreement and all instruments and other documents relating to such transactions shall be reasonably satisfactory in form and substance to Sullivan & Cromwell, counsel to the Purchasers, and the Purchasers shall have been furnished with such instruments, documents and opinions as such counsel shall have reasonably requested.

6.  Conditions Precedent to Obligations of the Company

         The obligations of the Company under this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

         (a) No preliminary or permanent injunction or other binding order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the parties hereto shall use their best efforts to seek to obtain the removal of such injunction, order, decree or ruling.

         (b) All representations and warranties of the Purchasers contained in this Agreement shall be true in all material respects at and as of the Closing Date as though made at such time, and the Purchasers shall have performed and complied in all material respects with all covenants, obligations and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

         (c) All corporate and other proceedings required to carry out the transactions contemplated by this Agreement and all instruments and other documents relating to such transactions shall be reasonably satisfactory in form and substance to Wilson Sonsini Goodrich & Rosati, counsel to the Company, and the Company shall have



                                       -7-

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been furnished with such instruments and documents as such counsel shall have reasonably requested.

7.  Indemnification

         Each of the Company and each Purchaser (severally but not jointly)(an "Indemnifying Party") covenants and agrees to indemnify and hold the other (the "Indemnified Party") harmless from and against, and to reimburse each Indemnified Party for, any claim for any losses, damages, liabilities or expenses, including reasonable counsel fees (collectively "Damages") incurred by such Indemnified Party by reason of or arising from (i) any misrepresentation or breach of any representation or warranty of such Indemnifying Party contained in this Agreement or in any instrument delivered hereunder or (ii) any failure by such Indemnifying Party to perform any obligation or covenant required to be performed by it under any provision of this Agreement.

         The indemnification obligation hereunder shall not apply to any claim until the aggregate of all such claims against an Indemnifying Party under this Agreement reaches $200,000, in which event such Indemnifying Party's indemnity obligation shall apply to the total amount. The aggregate liability of the Company, on the one hand, and the aggregate liability of the Purchasers, on the other hand, for indemnity hereunder shall not exceed $4,000,000.

8.  Termination

         (a) This Agreement may be terminated by action of the Purchasers, acting jointly, or the Company if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to remove such injunction, order or decree.

         (b) This Agreement may be terminated at any time prior to the Closing by action of the Board of Directors of the Company, if there has been a material breach by any Purchaser of any representation, warranty, covenant or agreement made by it in this Agreement.

         (c) This Agreement may be terminated at any time prior to the Closing by the Purchasers, acting jointly, if there has been a material breach by the Company of any representation, warranty, covenant or agreement made by it in this Agreement which



                                       -8-

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breach has not been cured within 15 days of delivery of notice thereof to the
Company.

         (d) In the event of termination of this Agreement pursuant to this
Section 8, all obligations of the parties hereto shall terminate; provided that in the event of termination of this Agreement pursuant to Sections 8(b) or 8(c), nothing herein shall relieve a party from liability for any willful breach of this Agreement.

9.  Miscellaneous

         (a) Survival. All representations, warranties, covenants and agreements made herein shall survive for two years after the Closing Date and shall continue in full force and effect after delivery of and payment for the Shares. No claim on account of any breach of any representation, warranty, covenant or agreement made herein, or for indemnification in respect thereof, may be asserted unless written notice of such breach has been given to the party against whom such claim is asserted prior to such second anniversary.

         (b) Modification and Waiver. No amendment or modification of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

         (c) Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreement or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

         (d) Severability. In case any provision in this Agreement (including the Exhibits and Schedules hereto) shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         (e) Notices. All notices, consents or other communications shall be in writing, and shall be deemed to have been duly given and delivered when delivered by hand, or when mailed by registered or certified mail, return receipt requested, postage prepaid, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the party for whom intended at its address set forth below:



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         If to the Purchasers:

                           At the address set forth on Exhibit A hereto.

         with a copy to:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York 10004
                           Telephone :  (212) 558-3504
                           Telecopier:  (212) 558-3588
                           Attention :  Stephen A. Grant, Esq.

         If to the Company:

                           First Virtual Holdings Incorporated
                           4104 Sorrento Valley Blvd.
                           Suite 200
                           San Diego, California  92121
                           Telephone :  (619) 410-3700
                           Telecopier:  (619) 410-3701
                           Attention :  Keith S. Kendrick
                                        President

         with a copy to:

                           Wilson Sonsini Goodrich & Rosati
                           650 Page Mill Road
                           Palo Alto, California  94304
                           Telephone :  (650) 493-9300
                           Telecopier:  (650) 493-6811
                           Attention :  John V. Roos, Esq.
                                        John T. Sheridan, Esq.

or such other address as a party shall have designated by notice in writing to the other party given in the manner provided by this Section.

         (f) No Implied Rights. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto and their affiliates, any interest, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.




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         (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]



























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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                   FIRST VIRTUAL HOLDINGS INCORPORATED


                                   By: /s/ Keith S. Kendrick
                                       ----------------------------------------
                                   Name: Keith S. Kendrick
                                   Title: President


                                   SOFTBANK TECHNOLOGY VENTURES IV L.P.

                                   By: Its General Partner

                                       STV IV LLC


                                       By: /s/ Bradley A. Feld
                                           ------------------------------------
                                       Name: Bradley A. Feld
                                       Title: Managing Director


                                   SOFTBANK TECHNOLOGY ADVISORS FUND, L.P.

                                   By: Its General Partner

                                       STV IV LLC

                                       By: /s/ Gary Rieschel
                                           ------------------------------------
                                           Name:  Gary Rieschel
                                           Title: Executive Managing Director


                                   SOFTBANK HOLDINGS INC.

                                   By: /s/ Ronald D. Fisher
                                       -----------------------------------------
                                   Name:  Ronald D. Fisher
                                   Title:  Vice Chairman



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                                                                       EXHIBIT A

                             SCHEDULE OF PURCHASERS



                                                     DOLLAR AMOUNT OF SHARES OF
NAME                                                   COMMON STOCK PURCHASED

SOFTBANK Holdings Inc.                                       $2,000,000
10 Langley Road, Suite 403
Newton Center Massachusetts  02169
Facsimile No.: (617) 928-9301
Attention: Ronald Fisher, Vice Chairman

SOFTBANK Technology Ventures IV L.P.                         $1,962,399.56
333 West San Carlos Street
Suite 1225
San Jose, California 95110
Facsimile No.: (408)271-2270
Attention: Gary Rieschel,
           Executive Managing Director

SOFTBANK Technology Advisors Fund, L.P.                         $37,600.44
333 West San Carlos Street
Suite 1225
San Jose, California 95110
Facsimile No.: (408) 271-2270

TOTAL                                                        $4,000,000



























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